Exhibit E

SHARE TRANSFER AGREEMENT, dated July 12, 2013 (this “Agreement”), among Orchid Asia Co-Investment Limited (“Purchaser”), a company incorporated in the British Virgin Islands, and West Crest Limited, a company incorporated in the British Virgin Islands (the “Seller”).

Unless otherwise indicated, all capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings ascribed thereto in the Amended and Restated Sequel Shareholders Agreement, dated June 30, 2011 among the Parties named therein (the “Shareholders Agreement”).

RECITALS:

WHEREAS, the Seller owns Shares in Autohome Inc. (formerly known as “Sequel Limited”; herein, the “Company”);

WHEREAS, the Seller desire to sell to the Purchaser, and the Purchaser desire to purchase from the Seller the Sale Share (as defined hereinafter), in accordance with clause 10.8(a) of the Shareholders Agreement;

NOW, THEREFORE, in consideration of the promises and of the representations and warranties and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Seller shall sell, transfer and deliver 3,594,770 Shares to the Purchaser, free and clear of any Encumbrances, and the Purchaser shall purchase, acquire and accept 3,594,770, (the “Sale Share”) from the Seller (the “Purchase”).

Section 1.2 Purchase Price. At the Closing, in consideration for the sale and transfer of all the Sale Share by the Seller to the Purchaser, the Purchaser shall pay the following amounts (the “Purchase Price”) by telegraphic transfer to the bank account of the Seller as notified to the Purchaser as determined in accordance with clause 10.8(a) of the Shareholders Agreement:

(a) US$12,000,000.10 from Orchid Asia Co-Investment.

Section 1.3 Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement and clause 10.9 of the Shareholders Agreement, the closing of the Purchase (the “Closing”) shall take place at the office of Orchid Asia, Suite 6211-12, 62nd Floor, The Center, 99 Queen’s Road Central, Hong Kong on or before July 19, 2013, or at such other location outside the PRC, time and date as may be agreed upon in writing by the Seller and the Purchaser (the date on which the closing occurs, the “Closing Date”).

(b) On or before the Closing Date, the Seller shall deliver, or cause to be delivered to the Purchaser the following items in accordance with clause 10.9(b) of the Shareholders Agreement in respect of the Sale Share that the Seller shall sell, transfer and deliver, consistent with Section 1.1:

(i) duly executed share transfer form;

(ii) the relevant share certificate (if any);

(iii) resolutions of the Board of Directors of the Company approving the transfer of the Sale Share to the Purchaser and instructing the Company’s registered office to update the register of members accordingly; and

(iv) a certified true copy of the original register of members of the Company evidencing ownership of the Sale Share in the name of the Seller.

(c) On the Closing Date, the Seller shall deliver to the Purchaser a certified true copy of the original register of members of the Company which has been updated to evidence ownership of the Sale Share in the name of the Purchaser.

(d) On the Closing Date, the Purchaser shall make payment to the Seller in accordance with clause 1.2 herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 The Seller hereby represents and warrants to the Purchaser, and the Purchaser hereby represents and warrants to the Seller, severally but not jointly, that it has full legal right and requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform fully its obligations under this Agreement. When executed and delivered by the parties hereto, this Agreement shall constitute a valid and binding agreement of such party, enforceable against such party in accordance with its terms.

Section 2.2 Any dividend declared and distributed by the Company in respect of the Sale Share before the Closing will belong to the Seller, any dividend declared after the Closing will belong to the Purchaser.

ARTICLE III

PROXY AND POWER OF ATTORNEY

Section 3.1 The Seller hereby grants, from the Closing Date until the Sale Share is registered in the name of the Purchaser, a proxy and power of attorney in favor of the Purchaser to enable the Purchaser to exercise all rights of ownership in respect of the Sale Share, including voting rights.

ARTICLE IV

MISCELLANEOUS

Section 4.1 The provisions of clauses 28 (General), 29 (Notices), 30 (Settlement of Disputes) and 31 (Governing law and submission jurisdiction) of the Shareholders Agreement shall apply mutatis mutandis to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

ORCHID ASIA CO-INVESTMENT LIMITED

By	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Director

ORCHID ASIA III L.P.

By	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Investment Manager

WEST CREST LIMITED

By	/s/ Lan Jiang
	Name:	Lan Jiang
	Title:	Director